UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 1-10676

THE COEUR D'ALENES COMPANY
P. O. BOX 2610   SPOKANE, WA  99220-2610
(509) 924-6363

Common Stock
(Title of each class of securities covered by this form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


    Rule 12-g4(a)(1)(i)   [   ]            Rule 12h-3(b)(1)(i)   [   ]
    Rule 12-g4(a)(1)(ii)  [X]              Rule 12h-3(b)(1)(ii)  [   ]
    Rule 12-g4(a)(2)(i)   [   ]            Rule 12h-3(b)(2)(i)   [   ]
    Rule 12-g4(a)(2)(ii)  [   ]            Rule 12h-3(b)(2)(ii)  [   ]
                                           Rule 15d-6            [   ]


Approximate number of holders of record as of the certification or notice date: 129

Pursuant to the requirements of the Securities Exchange Act of 1934 The Coeur d'Alenes Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date December 16, 2002          By    /S/ Marilyn Schroeder, Treasurer